Exhibit 19
BIOCRYST PHARMACEUTICALS, INC.

Insider Trading Policy

1.0     PURPOSE

1.1 BioCryst Pharmaceuticals, Inc. (the “Company”) has adopted this Insider Trading Policy (the “policy”), which provides guidelines for trading in Company and other securities, in order to comply with federal and state securities laws governing trading in securities while aware of material nonpublic information, as well as tipping or disclosing material nonpublic information to outsiders. The policy also is intended to prevent even the appearance of improper insider trading or tipping.

2.0    SCOPE

2.1 Insiders.

1.This policy covers all Directors, Officers and employees of the Company and its subsidiaries, as well as their spouses and minor children, persons with whom they share a household, persons who are their economic dependents, and any other person or entity (including any corporations, partnerships or trusts) over whose securities trading decisions the Director, Officer or employee exercises substantial influence or control (collectively, “Related Persons” and collectively with Directors, Officers and employees of the Company and its subsidiaries, “Insiders”).

2.This policy also covers any outsiders (e.g., consultants, contractors, etc.) whom the Chief Legal Officer may designate as Insiders because they have access to material nonpublic information concerning the Company (“designated outsiders”).

3.Portions of this policy continue to apply to certain transactions in Company securities even after termination of service to the Company. If an Insider is aware of material nonpublic information when his or her service terminates, such Insider (and any of such Insider’s Related Persons) may not trade in Company securities until that information has become public or is no longer material.

4.Each Director, Officer and employee of the Company and its subsidiaries is responsible for making sure that he or she complies with this policy and that his or her Related Persons also comply with this policy. Each Insider is responsible for determining whether he or she is aware of material nonpublic information and should use good judgment at all times. Any action by or on behalf of the Company, the Chief Legal Officer (or such officer’s designee), or any other person pursuant to this policy (or otherwise) does not constitute legal advice or protect an Insider from liability under applicable securities laws.

2.2 Transactions and Securities Covered. The policy applies to any and all transactions in the Company’s securities, including its common stock, options, restricted stock units or warrants to purchase common stock, and any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debentures or other derivative securities, as well as derivative securities that are not issued by the Company, such as exchange-traded options or swaps. Section 6.1 also applies to transactions in the securities of other companies.

2.3 Availability; Acknowledgment. The policy will be delivered to all Directors, Officers and employees of the Company and its subsidiaries and to all designated outsiders upon its adoption or revision by the Company, and to all new Directors, Officers, employees and designated outsiders at the start of their employment or relationship with the Company. The policy also is available in the “Securities and Corporate Governance” section of the Legal & Compliance page on the Company’s intranet. Upon first receiving a copy of the policy or any revisions thereto, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms. Section 16 Individuals, as defined in Section 3.1, may be required to certify compliance with the policy on an annual basis.

3.0     SECTION 16 INDIVIDUALS

3.1 The Company has designated all Directors and Officers listed in Appendix A of this policy (collectively referred to as “Section 16 Individuals”) as subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”).

4.0     INSIDER TRADING COMPLIANCE OFFICER

4.1 Insider Trading Compliance Officer. The Company has designated the Chief Legal Officer as the Insider Trading Compliance Officer responsible for the administration of this policy. The Chief Legal Officer will be available to review proposed trades by Section 16 Individuals. The Chief Legal Officer may, from time to time, consult with outside legal counsel on particular issues relating to Section 16 compliance.

4.2 Duties of the Insider Trading Compliance Officer. In addition to the trading review duties, the duties of the Chief Legal Officer will include the following:

1.Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.

2.Responding to all inquiries relating to this policy and its procedures.

3.Designating and announcing special trading blackout periods during which designated Insiders (as defined in Section 6.1.3 below) may not trade in Company securities.

4.Administering and monitoring compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144.

5.Recommending revisions to the policy as necessary to reflect changes in federal or state insider trading laws and regulations and developing practices.

6.Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports provided to the Company by an Insider relating to insider trading, including without limitation Forms 3, 4, 5, 144 and Schedules 13D and 13G.

7.Updating the list of Section 16 Individuals contained in Appendix A periodically as necessary to reflect additions to or deletions from each category of individuals.

4.3 Delegation of Duties. The Chief Legal Officer may designate one or more individuals who may perform some or all (as determined by the Chief Legal Officer) of the Chief Legal Officer’s duties under this policy.

5.0     DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

5.1 “Material” Information. Information about the Company is material if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which would reasonably be expected to affect the price (positively or negatively) of Company securities. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

1.Financial performance, especially quarterly and year-end earnings or losses, and significant changes in financial performance or liquidity.

2.Company projections and strategic plans to the extent such projections and plans differ materially from analysts’ estimates.

3.Potential mergers, acquisitions and joint ventures or the sale of Company assets or subsidiaries.

4.Information about major contracts, orders, suppliers, customers, partners, licenses or finance sources.

5.Major discoveries or significant changes or developments in products or product lines, research or technologies, including animal studies, human clinical trial results, synthesis of compounds and regulatory decisions.

6.Significant changes or developments in supplies or inventory, including significant product defects or side effects, recalls or product returns.

7.Stock splits, public or private securities/debt offerings and other financing arrangements.

8.Significant changes in senior management, Directors or independent accountants, particularly where a disagreement with management is involved.

9.Actual or threatened major litigation, or the resolution of such litigation.

10.A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

5.2 “Nonpublic” Information. Material information is nonpublic if it has not been widely disseminated to the public in the Company’s SEC filings or through major newswire services, national news services or financial news services. Information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. For the purposes of this policy, information will be considered public after the close of trading on the first full trading day following the Company’s widespread public release of the information. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

5.3 Guidance. Any Insiders who are unsure whether the information that they are aware of is material or nonpublic are encouraged to consult the Chief Legal Officer (or such officer’s designee) for guidance before trading in any Company securities. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Chief Legal Officer (or such officer’s designee).

6.0     STATEMENT OF COMPANY POLICY AND PROCEDURES

6.1 Prohibited Activities

1.No Trading While Aware of Material Nonpublic Information. No Insider may trade in Company securities while aware of material nonpublic information concerning the Company, except as otherwise specified in Section 6.4 and Section 6.5 below. In addition, no Insider who, in the course of his or her relationship with the Company, obtains material nonpublic information relating to, or otherwise impacting, another company (such as a customer, vendor, supplier, other business partner, potential business partner, potential acquisition target, or competitor) may (a) trade in the securities of such company or (b) engage in any other action to take advantage of, engage in tipping (as discussed in Section 6.1.4 below) of, or give trading advice (as discussed in Section 6.1.5 below) while aware of, that material nonpublic information.

2.No Trading Outside of Trading Windows. No Insider may trade in Company securities outside of the applicable trading windows described in Section 6.2 below or during any applicable special trading blackout periods designated by the Chief Legal Officer (or such officer’s designee).

3.No Trading Without Pre-Clearance. No designated Insider (or any Related Person of such designated Insider) may trade in, or make or receive gifts of, Company securities without first obtaining written pre-clearance of the transaction in accordance with the procedures outlined in Section 6.3 below. All Insiders shall be “designated Insiders” under this policy unless otherwise determined, and notified in writing, by the Chief Legal Officer (or such officer’s designee).

4.No Tipping. No Insider may “tip” or disclose material nonpublic information concerning the Company to any other person unless required as part of that Insider’s regular duties for the Company and authorized by the Chief Legal Officer (or such officer’s designee). In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. Insiders also should use care to avoid inadvertently disclosing material nonpublic information (e.g., by not discussing such information in public places where it can be overheard by others, such as in restaurants, airplanes, taxicabs or elevators). Liability in tipping cases can extend both to the “tippee” (the person to whom the Insider disclosed material nonpublic information) and to the “tipper” (the person disclosing the material nonpublic information). In such cases, the tipper can be held liable for his or her own transactions, as well as the transactions by a tippee or a tippee’s tippee, regardless of whether any monetary benefit is received.

5.No Trading Advice. No Insider may give trading advice of any kind about the Company to anyone while aware of material nonpublic information about the Company; except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders are not aware of material nonpublic information about the Company.

6.No Short Sales or Hedging. No Insider may engage in any type of short sale or purchase any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange-traded funds) or engage in any transaction that, in either case, hedges or offsets, or is designed to hedge or offset, any decrease in the market value of the Company’s equity securities. Insiders may engage in other derivative transactions only if it is determined, to the satisfaction of the Chief Legal Officer (or such officer’s designee), that such transactions are consistent with applicable rules, laws, and this policy.

7.No Purchase of Company Securities on Margin or Pledging Without Advance Written Approval. No Insider may pledge Company securities as collateral for a loan or purchase Company securities on margin without obtaining the advance written approval of the Chief Legal Officer (or such officer’s designee).

6.2 Trading Windows and Blackout Periods

1.Trading Window. Insiders may trade in Company securities only during the period beginning when the Chief Legal Officer (or such officer’s designee) sends notice via email that the trading window is open (typically at the close of trading on the first or second full trading day following the Company’s widespread public release of quarterly or year-end earnings or losses) and ending at the close of trading on the last day of the fiscal quarter. Any exceptions must be pre-cleared by the Chief Legal Officer (or such officer’s designee).

2.No Trading During Trading Windows While Aware of Material Nonpublic Information. No Insider aware of material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows.

3.No Trading During Blackout Periods. No Insider may trade in Company securities outside of the applicable trading windows or, for any designated Insider, during any special blackout periods that the Chief Legal Officer (or such officer’s designee) may designate. No Insider may disclose to any other person that a special blackout period has been designated.

6.3 Pre-Clearance Procedures

1.Requesting Pre-Clearance of Transactions. Designated Insiders (as defined in Section 6.1.3 above) must submit a request for pre-clearance in accordance with the Company’s pre-clearance procedures at least two business days before any proposed transaction in Company securities by such designated Insider (or any Related Person of such designated Insider) (including during applicable trading windows) and must comply with any other procedures established by the Chief Legal Officer (or such officer’s designee). If the request for pre-clearance is denied, the requesting Insider (or such Insider’s Related Person, as applicable) must refrain from engaging in any transaction in Company securities and may not disclose such restriction to any other person.

2.Executing Transactions after Pre-Clearance Approval. If pre-clearance approval is obtained, the approved transaction must be executed no later than the day after receipt of the pre-clearance approval (or such other length of time as approved); if the transaction is not executed during that time, a new pre-clearance approval is required before the trade may be executed. If the designated Insider learns of material nonpublic information after obtaining pre-clearance approval but before execution of the approved transaction, the designated Insider must inform the approver and the transaction may not be completed. Obtaining pre-clearance does not, in any circumstance, relieve anyone of his or her legal obligation to refrain from trading in Company securities while aware of material nonpublic information.

3. 10b5-1 Trading Plan Exception. The pre-clearance procedures described in this section do not apply to transactions under approved 10b5-1 Trading Plans (as defined in Section 6.5.1 below).

6.4 Employee Benefit Plans

1.Transactions by Benefit Plans. The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401(k) plans) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no Officers or employees may alter their instructions to an employee benefits plan regarding the purchase or sale of Company securities while aware of material nonpublic information.

2.Stock Incentive Plans. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options or the vesting of restricted stock units or other restricted stock awards granted by the Company, including any sale as part of a broker assisted cashless exercise or any other market sale for the purpose of generating the cash needed to pay the exercise price of a stock option or applicable tax withholding obligations. The trading prohibitions and restrictions of this policy do not apply to the exercise of an employee stock option pursuant to the Company’s plans if no shares are to be sold, or to the exercise of any applicable tax withholding right pursuant to which the Company withholds shares subject to an option or other equity award to satisfy tax withholding obligations.

3.Employee Stock Purchase Plan. The trading prohibitions and restrictions of this policy apply to all sales of stock acquired through the Employee Stock Purchase Plan (the “Plan”). The trading prohibitions and restrictions of this policy do not apply to acquisitions of stock through the Plan resulting from an Insider’s periodic contribution of money to the Plan pursuant to an election made at the time of enrollment in the Plan in accordance with the terms of the Plan and the Company’s policies and procedures.

6.5 10b5-1 Trading Plans

1. 10b5-1 Trading Plan Requirements. The trading prohibition provisions of this policy, including without limitation, Sections 6.1.1, 6.1.2, 6.1.3 and Section 6.2, shall not apply to trades in the Company’s securities which are effected by an Insider pursuant to the terms of a predetermined written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”), provided that the 10b5-1 Trading Plan (i) was established in good faith, in compliance with the requirements of Rule 10b5-1 at a time when the Insider was not aware of material nonpublic information about the Company and the Company had not imposed any trading blackout period; (ii) provides for a specified cooling-off period, as required by Rule 10b5-1, between the date it is established and the date of the first sale thereunder; (iii) specifies the amount of securities to be sold, the dates on which they are to be sold and the prices at which they are to be sold in advance, such that the Insider has no direct or indirect influence over the timing or terms; and (iv) was reviewed and approved in writing in accordance with the Company’s pre-approval procedures for 10b5-1 Trading Plans prior to establishment of the plan to confirm compliance with all relevant Company policies and the securities laws.

2. 10b5-1 Trading Plans for Section 16 Individuals. Section 16 Individuals who wish to trade Company securities are encouraged to do so pursuant to an approved 10b5-1 Trading Plan.

6.6 Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in the Company’s securities.

7.0     POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

7.1 Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading (whether received by an Insider or a tippee), pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules also may be required to pay major civil or criminal penalties.

7.2 Company Discipline. Violation of this policy or federal or state insider trading or tipping laws by any Insider may subject the Insider to disciplinary action by the Company up to and including termination for cause.

7.3 Reporting Violations. Any Insider who learns of a violation of this policy must report the violation immediately to the Chief Legal Officer (or such officer’s designee).

8.0     INQUIRIES

8.1 Please direct all inquiries regarding any of the provisions or procedures of this policy to the Chief Legal Officer (or such officer’s designee).

Appendix A
Section 16 Individuals

Chief Executive Officer
Chief Financial Officer
Chief Commercial Officer
Chief Research and Development Officer
Chief Legal Officer
Principal Accounting Officer
Members of the Company’s Board of Directors